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                                                                   EXHIBIT 10.08

                            [Interwoven Letterhead]

February 12, 1999

Mr. David Allen
8228 Tower Court
Granite Bay, CA  95746



RE:  Offer Letter


Dear David,

     Interwoven, Inc. (the "Company" or "Interwoven") is pleased to offer you the position of Chief Financial Officer at a base annual salary of $140,000. You will be eligible to receive additional incentive bonus compensation of $35,000 for a total target compensation package of $175,000. The $35,000 bonus will be paid subject to the 1999 Executive Staff MBO Plan and BOD approval. This position will report to Martin Brauns, President and CEO. You will be entitled to the benefits that Interwoven customarily makes available to employees in positions comparable to yours.

     The Company will assist you with reasonable and mutually agreed upon temporary housing expenses up to 3 months through May 1999 prior to your permanent relocation to the Bay Area. The Company will reimburse your actual relocation expenses including the sales commission on the sale of your home in Granite Bay. The Company agrees to "gross up" any expenses for tax purposes should they not be tax deductible.

     In addition, subject to the approval of the Company's Board of Directors, the Company is prepared to issue to you options to purchase 280,000 shares (the "Options") of Company Common Stock at a price to be determined by the Board of Directors. The Options will be issued pursuant to the Company's 1998 Option Plan and will vest with respect to 25% of the shares subject to the Options one year after the date of the grant and, thereafter, with respect to an additional 1/48 of shares subject to the Options at the end of each calendar month after the first anniversary of the date of grant. Should Interwoven experience a Sale of the Company, the vesting of such Shares will accelerate
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                                                              Initial: /s/ DMA
                                                                      --------

Allen
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and you will become vested with respect to an additional fifty percent (50%) of the total number of Shares immediately prior to the closing of the Sale of the Company. For such purpose, the term "Sale of the Company" means the sale or other disposition of all or substantially all of the assets of the Company; or the acquisition of the Company by another entity by means of consolidation, corporate reorganization or merger, or other transaction or series of related transactions in which more that fifty percent of the outstanding voting power of the Company is transferred. The right to exercise any vested Options shall expire within ninety (90) days of the termination of your employment with Interwoven.

     The Company asks that you complete the enclosed "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing Interwoven's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Interwoven or its employees. This Agreement does not prevent a former employee from using his or
                          --------
her general knowledge and experience -- no matter when or how gained -- in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement", please call me.

     We hope that you and Interwoven will find mutual satisfaction with your employment. All of us at Interwoven are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify this at will employment relationship. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     For purposes of federal immigration law, you will be required to provide Interwoven documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship will be terminated.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer
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may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.


                                                              Initial: /s/ DMA
                                                                       -------


Allen
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Should you have any questions with respect to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by February 16, 1999.



                                              Yours truly,

                                              /s/ Martin Brauns

                                              Martin Brauns
                                              President & CEO









ACCEPTED:

/s/ David M. Allen
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David M. Allen

2/12/99
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Date